UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	July 23, 2007
(Date of earliest event reported)	July 20, 2007

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)
Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 20, 2007, our general partner entered into Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of ONEOK Partners, L.P. (the "Amendment"). The primary purpose of the Amendment was to amend certain provisions of the Third Amended and Restated Agreement of Limited Partnership of ONEOK Partners, L.P. ("Partnership Agreement") to incorporate changes approved by our common unitholders at a special meeting held March 29, 2007 and to incorporate changes agreed upon pursuant to a stipulation of settlement that we entered into on December 1, 2006 in connection with a now-dismissed lawsuit styled F. Richard Manson v. Northern Plains Natural Gas Company, LLC, et al., C.A. No. 1973-N (Court of Chancery in the State of Delaware, County of New Castle).

The Amendment amends the definition of "Audit Committee" to provide that at least one member of the Audit Committee will be an audit committee "financial expert" (as defined by the applicable rules of the Securities and Exchange Commission) and provides that the definition of "Audit Committee" may not be amended other than with the prior approval of holders of a majority of outstanding common units (excluding those held by our general partner and its affiliates).

The Amendment also amends the Partnership Agreement to reflect the approval by our unitholders at the special meeting (the "Special Meeting") of the holders or our common units held on March 29, 2007, of a proposal to change the terms of our Class B units to permit, at the option of the holder, the conversion of all outstanding Class B units into the same number of our common units and the issuance of additional common units in such amount upon such conversion (the "Conversion Proposal").

The Amendment also amends the terms of the Class B units to provide that (i) if the Amendment Proposal (as described immediately below) is not approved, the holder of the Class B units would be entitled to increased distributions equal to 110% of the distributions due to common unitholders instead of 115% as set forth in the original terms of the Class B units, and (ii) in certain circumstances, the holder of the Class B units would be entitled to increased distributions equal to 123.5% of the distributions due to common unitholders instead of 125% as set forth in the original terms of the Class B units. The "Amendment Proposal" means the proposal to approve amendments to our partnership agreement which, if approved, would have granted voting rights for units held by our general partner and its affiliates if a vote was held to remove our general partner and would have required fair market value compensation for the general partner interest if the general partner was removed.

Following the approval of the Conversion Proposal on March 29, 2007, at the Special Meeting, the Special Meeting was adjourned to May 10, 2007, to allow unitholders additional time to vote on the Amendment Proposal. While a majority of our common unitholders voted in favor of the Amendment Proposal at the reconvened meeting of our common unitholders held May 10, 2007, the Amendment Proposal was not approved by the required two-thirds affirmative vote of our common unitholders. As a result, effective April 7, 2007, the Class B units are entitled to receive increased quarterly distributions equal to 110 percent of the distributions paid with respect to our common units.

On June 21, 2007, ONEOK, Inc. ("ONEOK") as the sole holder of our Class B units, waived its right to receive the increased quarterly distributions on the Class B units for the period of April 7, 2007 through December 31, 2007, and continuing thereafter until ONEOK gives us no less than 90 days advance notice that it has withdrawn its waiver. Any such withdrawal of the waiver will be effective with respect to any distribution on the Class B units distributed or paid on or after the 90 days following delivery of the notice.

Our general partner is a wholly owned subsidiary of ONEOK, a publicly-traded Oklahoma corporation. ONEOK, through its ownership of our general partner, owns all of our general partner interest and a total of approximately 45.7% of our general and limited partner interests.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date:	July 23, 2007	By:	/s/ Curtis L. Dinan
Senior Vice President - Chief Financial Officer and Treasurer